CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this annual report on Form 10-K of Pipeline Data Inc. for the year ended December 31, 2008 of our report dated March 31, 2009, relating to the financial statements for the year ended December 31, 2008 listed in the accompanying index.

/s/ Drakeford & Drakeford, LLC

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Drakeford & Drakeford,LLC

New York/ New York

March 31, 2009